EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
PRESIDENT
OCTOBER 12, 2012		(515) 232-6251

AMES NATIONAL CORPORATION
ANNOUNCES 2012 THIRD QUARTER EARNINGS RESULTS

Three Months Ended September 30, 2012 Results:

For the quarter ended September 30, 2012, net income for Ames National Corporation (the Company) increased 7.6% and totaled $3,861,000, or $0.41 per share, compared to $3,590,000, or $0.38 per share in 2011.  Net income increased primarily due to the net income attributable to the acquisition of the Garner and Klemme, Iowa offices by Reliance State Bank (RSB), lower interest expense on deposits and a higher gain on loans held for sale sold on the secondary market.

The Company’s management continues to be pleased with the results of the acquisition of the Garner and Klemme, Iowa offices by RSB on April 27, 2012.  RSB’s net income for the quarter ended September 30, 2012 was $561,000, as compared to $344,000 for the quarter ended September 30, 2011.

Third quarter net interest income totaled $8,246,000, an increase of $374,000, or 4.7%, compared to the same quarter a year ago, primarily due to higher average balances on loans and investments and lower rates on deposits, partially offset in part by lower rates on loans and investments and higher balances on average deposits.  The Company’s net interest margin was 3.34% for the quarter ended September 30, 2012, a decrease from 3.67% for the quarter ended September 30, 2011 as a result of lower market yields on interest earning assets, offset in part by lower market rates on interest bearing liabilities in 2012 as compared to 2011.

The provision for loan losses was $36,000 in the third quarter of 2012 as compared to $5,000 in the third quarter of 2011.  Net loan charge-offs for the quarter ended September 30, 2012 were $47,000, compared to net loan charge-offs of $16,000 in 2011.

Noninterest income for the third quarter of 2012 totaled $2,059,000 as compared to $1,899,000 for the same period in 2011.   The increase in noninterest income is primarily due to gain on the loans held for sale and merchant and ATM fees, offset in part by a decrease in security gains.

Noninterest expense for the third quarter of 2012 totaled $5,043,000 compared to $4,872,000 recorded in 2011.  The increase of 3.5% in noninterest expense was primarily the result of the RSB acquisition that contributed to higher salaries and employee benefits, core deposit intangible amortization and increased other noninterest expense categories with the exception of other real estate owned costs.  The lower other real estate costs are mainly due to higher impairment write downs in 2011 as compared to 2012.  The efficiency ratio for the third quarter of 2012 was 48.93%, compared to 49.86% in 2011.

Nine Months Ended September 30, 2012 Results:

For the nine months ended September 30, 2012, net income for the Company increased 4.0% and totaled $10,714,000, or $1.15 per share, compared to $10,306,000 or $1.09 per share in 2011.  Net income increased primarily due to the net income attributable to the RSB acquisition, lower interest expense on deposits and a higher gain on loans held for sale sold on the secondary market.

For the nine months ended September 30, 2012, net interest income totaled $24,157,000, an increase of $1,079,000, or 4.7%, compared to the same period a year ago, primarily due to higher average balances on loans and investments and lower rates on deposits, partially offset in part by lower rates on loans and investments and higher balances on average deposits.  The Company’s net interest margin was 3.37% for the nine months ended September 30, 2012, a decrease from 3.61% for the nine months ended September 30, 2011 as a result of lower market yields on interest earning assets, offset in part by lower market rates on interest bearing liabilities in 2012 as compared to 2011.

The provision for loan losses was $151,000 for the nine months ended September 30, 2012 as compared to $410,000 for the same period in 2011.  Net loan charge-offs were $47,000 for the nine months ended September 30, 2012, compared to net loan charge-offs of $65,000 for the same period in 2011.

Noninterest income for the nine months ended September 30, 2012 totaled $5,690,000 as compared to $5,358,000 for the same period in 2011.   The increase in noninterest income is primarily due to gain on the loans held for sale and merchant and ATM fees, offset in part by a decrease in security gains.

Noninterest expense for the nine months ended September 30, 2012 totaled $15,376,000 compared to $14,213,000 recorded in 2011.  The increase of 8.2% in noninterest expense was primarily the result of the RSB acquisition that contributed to higher salaries and employee benefits, core deposit intangible amortization and the increase in other noninterest expense categories.  The efficiency ratio for the nine months ended September 30, 2012 was 51.52%, compared to 49.98% in 2011.

Balance Sheet Review:

As of September 30, 2012, total assets were $1,167,878,000, a $147,650,000 increase compared to September 30, 2011.  The increase in assets was mainly a result of the acquisition of the Garner and Klemme, Iowa offices by RSB.

Securities available-for-sale as of September 30, 2012 totaled $573,557,000, compared to $500,084,000 as of September 30, 2011, mainly as a result of increased purchases of U.S. government mortgage-backed securities and state and political subdivision bonds, as cash obtained as a part of the acquisition was invested in securities available-for-sale.

Net loans as of September 30, 2012 increased to $488,426,000 compared to $428,364,000 as of September 30, 2011, or 14.0%, mainly as a result of the acquisition.  The allowance for loan losses on September 30, 2012 totaled $8,009,000, or 1.61% of gross loans, compared to $7,865,000 or 1.80% of gross loans as of September 30, 2011.  The decline in the ratios of the allowance for loan losses to gross loans was primarily due to a purchase accounting adjustment for the acquired loans.  Impaired loans as of September 30, 2012, were $4,918,000, or 1.0% of gross loans, compared to $5,624,000, or 1.3% of gross loans as of September 30, 2011.  The decrease in impaired loans is due primarily to the transfer of repossessed collateral from a borrower to other real estate owned.

Other real estate owned was $9,940,000 as of September 30, 2012 which is slightly higher than $9,886,000 as of September 30, 2011, primarily due to transfers from loan receivables slightly exceeding sales of other real estate owned.  Due to potential changes in the real estate markets, it is at least reasonably possible that management’s assessments of fair value will change in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements.

Deposits totaled $942,222,000 on September 30, 2012, a 17.7% increase from the $800,236,000 recorded at September 30, 2011.  This increase is mainly the result of the assumption of deposits as a part of the office acquisition and continued growth in demand, NOW and money market accounts balances.

The Company’s stockholders’ equity represented 12.3% of total assets as of September 30, 2012 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations. Tangible equity capital as of September 30, 2012 was 11.8% of total tangible assets.  Total stockholders’ equity was $144,054,000 as of September 30, 2012, and $133,516,000 as of September 30, 2011.

Shareholder Information:

Return on average assets was 1.32% for the quarter ended September 30, 2012, compared to 1.43% for the same period in 2011.  Return on average equity was 10.86% for the quarter ended September 30, 2012, compared to the 10.91% in 2011.  Return on average assets was 1.27% for the nine months ended September 30, 2012, compared to 1.37% for the same period in 2011.  Return on average equity was 10.26% for the nine months ended September 30, 2012, compared to the 10.80% in 2011.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $20.84 on September 30, 2012.   During the third quarter of 2012, the price ranged from $20.06 to $23.72.

On August 8, 2012, the Company declared a quarterly cash dividend on its common stock, payable on November 15, 2012 to stockholders of record as of November 1, 2012, equal to $0.15 per share.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
September 30, 2012 and 2011
(unaudited)

ASSETS	2012	2011

Cash and due from banks	$23,542,568	$23,033,128
Interest bearing deposits in financial institutions	35,759,545	34,581,968
Securities available-for-sale	573,557,196	500,084,113
Loans receivable, net	488,426,392	428,364,432
Loans held for sale	1,570,621	1,303,825
Bank premises and equipment, net	12,040,379	11,427,144
Accrued income receivable	8,041,189	7,320,692
Other real estate owned	9,939,706	9,885,618
Core deposit intangible, net	1,377,040	-
Goodwill	5,600,749	-
Other assets	8,022,953	4,227,090

Total assets	$1,167,878,338	$1,020,228,010

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$150,811,637	$116,786,018
NOW accounts	276,439,976	230,266,256
Savings and money market	257,844,279	208,990,036
Time, $100,000 and over	99,310,392	103,098,557
Other time	157,815,497	141,095,598
Total deposits	942,221,781	800,236,465

Federal funds purchased and securities sold under agreements to repurchase	38,974,691	40,088,022
Short-term borrowings	-	1,001,014
Federal Home Loan Bank advances and other long-term borrowings	34,628,314	39,195,476
Dividend payable	1,396,637	1,217,669
Deferred income taxes	2,441,988	1,159,697
Accrued expenses and other liabilities	4,161,343	3,813,896
Total liabilities	1,023,824,754	886,712,239

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued 9,432,915 shares; outstanding 9,310,913 and 9,366,684 shares as of Setpember 30, 2012 and 2011, respectively	18,865,830	18,865,830
Additional paid-in capital	22,651,222	22,651,222
Retained earnings	92,087,734	83,157,897
Accumulated other comprehensive income-net unrealized income on securities available-for-sale	12,465,296	9,930,797
Treasury stock, at cost; 122,002 shares and 66,231 shares at September 30, 2012 and 2011, respectively	(2,016,498)	(1,089,975)
Total stockholders' equity	144,053,584	133,515,771

Total liabilities and stockholders' equity	$1,167,878,338	$1,020,228,010

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Interest income:
Loans	$6,413,866	$5,905,777	$18,470,183	$17,646,097
Securities
Taxable	1,441,987	1,906,708	4,660,121	5,365,245
Tax-exempt	1,697,690	1,624,310	5,046,835	4,892,269
Interest bearing deposits and federal funds sold	113,149	112,929	371,328	337,622

Total interest income	9,666,692	9,549,724	28,548,467	28,241,233

Interest expense:
Deposits	1,097,372	1,323,083	3,419,854	4,076,697
Other borrowed funds	322,887	353,739	972,023	1,086,646

Total interest expense	1,420,259	1,676,822	4,391,877	5,163,343

Net interest income	8,246,433	7,872,902	24,156,590	23,077,890

Provision for loan losses	35,664	4,904	151,369	409,692

Net interest income after provision for loan losses	8,210,769	7,867,998	24,005,221	22,668,198

Noninterest income:
Trust services income	491,943	547,917	1,527,657	1,619,617
Service fees	429,958	401,055	1,161,170	1,095,273
Securities gains, net	220,230	361,444	538,298	947,570
Gain on sale of loans held for sale	440,232	252,163	1,082,126	680,551
Merchant and ATM fees	273,514	183,987	809,764	555,481
Other noninterest income	202,627	152,115	571,009	459,011

Total noninterest income	2,058,504	1,898,681	5,690,024	5,357,503

Noninterest expense:
Salaries and employee benefits	3,112,396	2,945,361	9,293,203	8,667,217
Data processing	558,314	524,602	1,632,518	1,451,420
Occupancy expenses	362,217	349,918	1,069,972	1,066,383
FDIC insurance assessments	158,745	129,289	477,961	607,785
Other real estate owned, net	31,330	252,039	472,123	418,175
Core deposit intangible amortization	73,776	—	122,960	—
Other operating expenses, net	745,781	670,714	2,307,533	2,002,262

Total noninterest expense	5,042,559	4,871,923	15,376,270	14,213,242

Income before income taxes	5,226,714	4,894,756	14,318,975	13,812,459

Income tax expense	1,365,719	1,304,882	3,605,406	3,506,692

Net income	$3,860,995	$3,589,874	$10,713,569	$10,305,767

Basic and diluted earnings per share	$0.41	$0.38	$1.15	$1.09

Declared dividends per share	$0.15	$0.13	$0.45	$0.39